EXHIBIT 10.1

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT dated as of the 26th day of September 2014

BETWEEN:

GEO FIN CONSULTING INC Fin Consulting Inc registered to carry on business in the Province of Alberta and having an office in the City of Vancouver, in the Province of British Columbia (hereinafter referred to as “Vendor or assignee")

-and-

BARREL ENERGY INC, a body corporate, registered to carry on business in the Province of British Columbia and having an office in the City of Vancouver, in the Province of British Columbia (hereinafter referred to as "Purchaser")

WHEREAS Vendor wishes to sell and Purchaser wishes to purchase the interest of Vendor in and to the Assets, subject to and in accordance with the terms and conditions hereof;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the Parties have agreed as follows:

INTERPRETATION

Definitions

In this Agreement, unless the context otherwise requires:

"AFE's" means the authorities for expenditure, operations notices, amounts budgeted pursuant to the Unit Agreements and mail ballots, if any, set out in Schedule "B" under the heading "AFE's";

"Assets" means the Petroleum and Natural Gas Rights, the Tangibles, and the Miscellaneous Interests as described in Schedule “A” as to Land;

"Business Day" means a day other than a Saturday, a Sunday or a statutory holiday in Calgary, Alberta;

"Certificate" means a written certification of a matter or matters of fact which, if required from a corporation, shall be made by an officer of the corporation, on behalf of the corporation and not in any personal capacity;

"Closing" means the closing of the purchase and sale herein provided for;

"Closing Place" means the offices of Vendor, or such other place as may be agreed upon in writing by Vendor and Purchaser;

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"Closing Time" means 10:00 am on November 15, 2014, or such other time and date as may be agreed upon in writing by Vendor and Purchaser;

"Effective Date" means the hour of 8:00 a.m., Calgary time, on the 1st day of September 2014;

"Environmental Defect" means, for the purposes of Article 11, an occurrence of environmental damage, an event of environmental contamination or an environmentally hazardous condition pertaining to a portion or part of the Assets (in this definition referred to as the Affected Assets) which is sufficiently adverse that it would, on a commercially reasonable assessment thereof, cause a purchaser acquiring only those Affected Assets, to not purchase the Affected Assets having regard to the loss of value in and thereto;

"Facilities" means any facilities used in the processing, gathering, treating, transmission, compressing and injecting of the Leased Substances, including, without limiting the generality of the foregoing, the facility or facilities, if any, set out in Schedule "C" under the heading "Facilities";

"Lands" means the lands set out and described in Schedule "A";

"Leased Substances" means all Petroleum Substances, rights to or in respect of which are granted, reserved or otherwise conferred by or under the Title Documents (but only to the extent that the Title Documents pertain to the Lands);

"Miscellaneous Interests" means, subject to any and all limitations and exclusions provided for in this definition, all property, assets, interests and rights pertaining to the Petroleum and Natural Gas Rights and the Tangibles, or either of them, but only to the extent that such property, assets, interests and rights pertain to the Petroleum and Natural Gas Rights and the Tangibles, or either of them, including without limitation any and all of the following:

contracts and agreements relating to the Petroleum and Natural Gas Rights and the Tangibles, or either of them;

rights to enter upon, use or occupy, the surface of any lands which are or may be used to gain access to or otherwise use the Petroleum and Natural Gas Rights and the Tangibles, or either of them, excluding any such rights that pertain only to a well or wells other than the Wells;

all records, books, documents, licences, reports and data which relate to the Petroleum and Natural Gas Rights and the Tangibles, or either of them, but expressly excluding any of the foregoing that pertain to seismic or seismic data, geological or geophysical matters; and

the Wells, including the well bores and any and all casing;

"Party" means a party to this Agreement;

"Permitted Encumbrances" means:

liens for taxes, assessments and governmental charges which are not due or the validity of which is being diligently contested in good faith by or on behalf of Vendor;

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liens incurred or created in the ordinary course of business as security in favour of the person who is conducting the development or operation of the property to which such liens relate for Vendor's proportionate share of the costs and expenses of such development or operation;

mechanics', builders' and material men's liens in respect of services rendered or goods supplied for which payment is not due;

easements, rights of way, servitudes and other similar rights in land (including without limitation rights of way and servitudes for highways and other roads, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone, telegraph and cable television conduits, poles, wires and cables) which do not materially impair the use of the Assets affected thereby;

the right reserved to or vested in any municipality or government or other public authority by the terms of any lease, licence, franchise, grant or permit or by any statutory provision, to terminate any such lease, licence, franchise, grant or permit or to require annual or other periodic payments as a condition of the continuance thereof;

rights of general application reserved to or vested in any governmental authority to levy taxes on the Leased Substances or any of them or the income therefrom, and governmental requirements and limitations of general application as to production rates on the operations of any property;

statutory exceptions to title, and the reservations, limitations, provisos and conditions in any original grants from the Crown of any of the mines and minerals within, upon or under the Lands;

any security held by any Third Party encumbering Vendor's interest in and to the Assets or any part or portion thereof, in respect of which Vendor delivers a discharge to Purchaser at or prior to Closing; and

all royalty burdens, liens, adverse claims, penalties, reductions in interests and other encumbrances set out in Schedule "A";

"Petroleum and Natural Gas Rights" means all rights to and in respect of the Leased Substances and the Title Documents (but only to the extent that the Title Documents pertain to the Lands), including without limitation the interests set out and described in Schedule "A";

"Petroleum Substances" means any of crude oil, crude bitumen and products derived therefrom, synthetic crude oil, petroleum, natural gas, natural gas liquids, and any and all other substances related to any of the foregoing, whether liquid, solid or gaseous, and whether hydrocarbons or not, including without limitation sulphur;

"Purchase Price" means the sum of money first set out in section 2.6;

"Specific Conveyances" means all conveyances, assignments, transfers, novations and other documents or instruments that are reasonably required or desirable to convey, assign and transfer the interest of Vendor in and to the Assets to Purchaser and to novate Purchaser in the place and stead of Vendor with respect to the Assets;

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"Take or Pay Obligations" means obligations to sell or deliver Petroleum Substances or any of them, rights to which are granted, reserved or otherwise conferred pursuant to the Title Documents, without being entitled in due course to receive and retain full payment for such Petroleum Substances;

"Tangibles" means any Facilities and any and all tangible depreciable property and assets other than such Facilities which are located within, upon or in the vicinity of the Lands and which are used or are intended to be used to produce, process, gather, treat, measure, make marketable or inject the Leased Substances or any of them or in connection with water injection or removal operations that pertain to the Petroleum and Natural Gas Rights, including without limitation any and all gas plants, oil batteries, buildings, production equipment, pipelines, pipeline connections, meters, generators, motors, compressors, treaters, dehydrators, scrubbers, separators, pumps, tanks, boilers and communication equipment but excluding any motorized vehicles and surplus equipment not intended or used in association with the Petroleum and Natural Gas Rights;

"Third Party" means any individual or entity other than Vendor and Purchaser, including without limitation any partnership, corporation, trust, unincorporated organization, union, government and any department and agency thereof and any heir, executor, administrator or other legal representative of an individual;

"this Agreement", "herein", "hereto", "hereof" and similar expressions mean and refer to this Agreement of Purchase and Sale;

"Title Defect" means, for the purposes of Article 11, a defect or deficiency in the beneficial title of the Vendor to any portion or part of the Assets (in this definition referred to as the Affected Assets), which on its own deprives the Vendor of the substantial use, benefit and financial revenue from such Affected Assets, having regard to laws respecting limitations of actions, and is sufficiently adverse such that it would, on a commercially reasonable assessment thereof, cause a purchaser acquiring only those Affected Assets, to not purchase the same having regard to the loss of value in and thereto, but notwithstanding anything to the contrary herein, specifically excludes, (i) the Permitted Encumbrances and (ii) any Lands which have expired or been terminated between the date hereof and the Closing Time;

"Title Documents" means, collectively, any and all certificates of title, leases, reservations, permits, licences, assignments, trust declarations, operating agreements, royalty agreements, gross overriding royalty agreements, participation agreements, farm-in agreements, sale and purchase agreements, pooling agreements and any other documents and agreements granting, reserving or otherwise conferring rights to (i) explore for, drill for, produce, take, use or market Petroleum Substances, (ii) share in the production of Petroleum Substances, (iii) share in the proceeds from, or measured or calculated by reference to the value or quantity of, Petroleum Substances which are produced, and (iv) rights to acquire any of the rights described in items (i) to (iii) of this definition; but only if the foregoing pertain in whole or in part to Petroleum Substances within, upon or under the Lands; including without limitation those, if any, set out and described in Schedule "A";

"Unit Agreements" means any and all unit agreements and unit operating agreements, including any and all amendments thereto, pertaining to the unit or units, if any, set out in Schedule "B" under the heading "Units"; and

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"Wells" means all wells which are or may be used in connection with the Petroleum and Natural Gas Rights, including without limitation producing, shut-in, abandoned, water source, water disposal and water injection wells, and without limiting the generality of the foregoing, includes the well or wells, if any, set out in Schedule "B" under the heading "Wells".

Headings

The expressions "Article", "section", "subsection", "clause", "subclause", "paragraph" and "Schedule" followed by a number or letter or combination thereof mean and refer to the specified article, section, subsection, clause, subclause, paragraph and schedule of or to this Agreement.

Interpretation Not Affected by Headings

The division of this Agreement into Articles, sections, subsections, clauses, subclauses and paragraphs and the provision of headings for all or any thereof are for convenience and reference only and shall not affect the construction or interpretation of this Agreement.

Included Words

When the context reasonably permits, words suggesting the singular shall be construed as suggesting the plural and vice versa, and words suggesting gender or gender neutrality shall be construed as suggesting the masculine, feminine and neutral genders.

Schedules

There are appended to this Agreement the following schedules pertaining to the following matters:

Schedule “A” - Lands and Leases

Such schedules are incorporated herein by reference as though contained in the body hereof. Wherever any term or condition of such schedules conflicts or is at variance with any term or condition in the body of this Agreement, such term or condition in the body of this Agreement shall prevail.

Damages

All losses, costs, claims, damages, expenses and liabilities in respect of which a Party has a claim pursuant to this Agreement include without limitation reasonable legal fees and disbursements on a solicitor and client basis.

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PURCHASE AND SALE AND CLOSING

Purchase and Sale

Vendor hereby agrees to sell, assign, transfer, convey and set over to Purchaser, and Purchaser hereby agrees to purchase from Vendor, all of the right, title, estate and interest of Vendor (whether absolute or contingent, legal or beneficial) in and to the Assets, subject to and in accordance with the terms of this Agreement.

Closing

Closing shall take place at the Closing Place at the Closing Time if there has been satisfaction or waiver of the conditions of Closing herein contained. Subject to all other provisions of this Agreement, possession, risk and beneficial ownership of Vendor's interest in and to the Assets shall be deemed to pass from Vendor to Purchaser at the Closing Time.

Specific Conveyances

Vendor shall prepare the Specific Conveyances at its cost, none of which shall confer or impose upon a Party any greater right or obligation than contemplated in this Agreement. All Specific Conveyances that are prepared a reasonable time prior to the Closing Time shall be executed and delivered by the Parties at Closing. Forthwith after full execution of all Specific Conveyances, Vendor shall have the option of circulating and registering, as the case may be, all Specific Conveyances that by their nature may be circulated or registered and Purchaser shall be responsible for any registration costs.

Title Documents and Miscellaneous Interests

Vendor shall deliver to Purchaser those agreements and documents to which the Assets are subject and the original copies of those contracts, agreements, records, books, documents, licences, reports and data comprising Miscellaneous Interests which are now in the possession of Vendor or of which it gains possession prior to Closing (the "Files"). Within seven (7) days of Closing, Vendor shall deliver to Purchaser the Files. Notwithstanding the foregoing, if and to the extent such Files also pertain to interests other than the Assets, photocopies or other copies may be provided to Purchaser in lieu of original copies.

Form of Payment

All payments to be made pursuant to this Agreement shall be in Canadian funds. All payments to be made pursuant to this Agreement shall be made by certified cheque or bank draft.

Purchase Price

The aggregate consideration to be paid by Purchaser to Vendor for Vendor's interest in and to the Assets shall be $60,000 (SIXTY THOUSAND dollars). of which TO DATE $ 55,000 (FIFTY- FIVE THOUSAND) has been paid to the Vendor. The balance is remaining prior to the closing date as set out above. At Closing, Purchaser shall pay the remaining outstanding balance to Vendor minus any adjustments. Any and all adjustments to the Purchase Price shall be made from the remaining cash portion of the Purchase Price.

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Allocation of Purchase Price

The Parties shall allocate the Purchase Price as follows:

Petroleum and Natural Gas Rigts	$50,000
Tangibles	$9,999
Miscellaneous Interests	1.00
Total	$60,000

CONDITIONS OF CLOSING

Purchaser's Conditions

The obligation of Purchaser to purchase Vendor's interest in and to the Assets is subject to the following conditions precedent, which are inserted herein and made part hereof for the exclusive benefit of Purchaser and may be waived by Purchaser:

the representations and warranties of Vendor herein contained shall be true in all material respects when made and as of the Closing Time, and a Certificate to that effect shall have been delivered by Vendor to Purchaser at Closing;

all obligations of Vendor contained in this Agreement to be performed prior to or at Closing shall have been timely performed in all material respects;

there shall be no adverse substantial damage or alteration to the Assets (other than production of Petroleum Substances, a decline in the valuation of the Assets, future cash flow therefrom or the quality, quantity or recoverability of the Leased Substances) between the date hereof and the Closing Time, other than that to which Purchaser has provided its consent;

Purchaser's rights to terminate this Agreement pursuant to Article 11 hereof.

If any one or more of the foregoing conditions precedent has or have not been satisfied, complied with, or waived by Purchaser, at or before the Closing Time, Purchaser may in addition to any other remedies which it may have available to it, rescind this Agreement by written notice to Vendor. If Purchaser rescinds this Agreement, then Vendor shall be released and discharged from all obligations hereunder except as provided in sections 3.3 and 12.15.

Vendor's Conditions

The obligation of Vendor to sell its interest in and to the Assets is subject to the following conditions precedent, which are inserted herein and made part hereof for the exclusive benefit of Vendor and may be waived by Vendor:

the representations and warranties of Purchaser herein contained shall be true in all material respects when made and as of the Closing Time, and a Certificate to that effect shall have been delivered by Purchaser to Vendor at Closing;

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all obligations of Purchaser contained in this Agreement to be performed prior to or at Closing shall have been timely performed in all material respects;

all amounts to be paid by Purchaser to Vendor at Closing shall have been paid to Vendor in the form stipulated in this Agreement;

Vendor shall be satisfied, acting reasonably, on or before the Closing Time, that Purchaser meets all regulatory requirements to be unconditionally accepted as the holder of any licences, permits and approvals pertaining to the Assets by the regulatory body having jurisdiction over such matters.

If any one or more of the foregoing conditions precedent has or have not been satisfied, complied with, or waived by Vendor, at or before the Closing Time, Vendor may in addition to any other remedies which it may have available to it, rescind this Agreement by written notice to Purchaser. If Vendor rescinds this Agreement, Purchaser and Vendor shall be released and discharged from all obligations hereunder except as provided in sections 3.3 and 12.15.

REPRESENTATIONS AND WARRANTIES

Representations and Warranties of Vendor

Purchaser acknowledges that it is purchasing Vendor's interest in and to the Assets on an "as is, where is" basis, without representation and warranty and without reliance on any information provided to or on behalf of Purchaser by Vendor or any Third Party, whether verbal or in writing and whether contained herein including in a schedule attached hereto or otherwise, except that Vendor makes only the following representations and warranties to Purchaser, no claim in respect of which shall be made or be enforceable by Purchaser unless written notice of such claim, with reasonable particulars, is given by Purchaser to Vendor within a period of twelve (12) months from the Closing Time:

Vendor is a corporation duly organized, validly existing and are authorized to carry on business in the Province in which the Lands are located. Vendor now has good right, full power and absolute authority to sell, assign, transfer, convey and set over the interest of Vendor in and to the Assets according to the true intent and meaning of this Agreement;

the execution, delivery and performance of this Agreement has been duly and validly authorized by any and all requisite actions and will not result in any violation of, be in conflict with or constitute a default under any partnership agreement, bylaws, articles or other governing document to which Vendor, is bound;

the execution, delivery and performance of this Agreement will not result in any violation of, be in conflict with or constitute a default under any term or provision of any agreement or document to which Vendor is party or by which Vendor is bound, nor under any judgement, decree, order, statute, regulation, rule or license applicable to Vendor;

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Limitation

Vendor makes no representations or warranties except as expressly set forth in section 4.1 and, in particular, and without limitation, Vendor hereby expressly negates any representations or warranties by it (except those contained in section 4.1) whether contained in any information, memorandum or otherwise, whether provided to Purchaser directly or through Vendor's agents, with respect to:

any data or information supplied by Vendor in connection herewith;

the quality, quantity or recoverability of Petroleum Substances within or under the Lands or any lands pooled or unitized therewith;

the value of the Assets or the future cash flow therefrom;

the quality, condition, fitness or merchantability of any tangible depreciable equipment or property interests which are comprised in the Assets; and

the title of Vendor in and to the Assets

Purchaser acknowledges that it has only relied upon the representations and warranties contained in section 4.1 and not on any representations or warranties outside this Agreement and Vendor shall have no liability, whether under contract, tort, statute or otherwise in respect of any statements, information, representations or warranties made by it or by its employees, agents or representatives, except liability for the representations and warranties contained in section 4.1, which liability shall be subject to the limitations contained in this Agreement. Purchaser acknowledges and confirms that except for the representations and warranties in section 4.1, it has performed its own due diligence and has relied, and will continue to rely, upon its own engineering and due diligence with respect to the state or condition of the Assets.

Representations and Warranties of Purchaser

Purchaser makes the following representations and warranties to Vendor, no claim in respect of which shall be made or be enforceable by Vendor unless written notice of such claim, with reasonable particulars, is given by Vendor to Purchaser within a period of twelve (12) months from the Closing Time:

Purchaser is a corporation (general partnership), duly organized and validly existing under the laws of the jurisdiction of incorporation of Purchaser, is authorized to carry on business in the Province in which the Lands are located, and now has good right, full power and absolute authority to purchase the interest of Vendor in and to the Assets according to the true intent and meaning of this Agreement;

the execution, delivery and performance of this Agreement has been duly and validly authorized by any and all requisite corporate, shareholders' and directors' actions and will not result in any violation of, be in conflict with or constitute a default under any articles, charter, bylaw or other governing document to which Purchaser is bound;

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the execution, delivery and performance of this Agreement will not result in any violation of, be in conflict with or constitute a default under any term or provision of any agreement or document to which Purchaser is party or by which Purchaser is bound, nor under any judgement, decree, order, statute, regulation, rule or license applicable to Purchaser;

this Agreement and any other agreements delivered in connection herewith constitute valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms;

INDEMNITIES FOR REPRESENTATIONS AND WARRANTIES

Vendor's Indemnities for Representations and Warranties

Vendor shall be liable to Purchaser for and shall, in addition, indemnify Purchaser from and against, all losses, costs, claims, damages, expenses and liabilities suffered, sustained, paid or incurred by Purchaser which would not have been suffered, sustained, paid or incurred had all of the representations and warranties contained in section 4.1 been accurate and truthful, provided however that nothing in this section 5.1 shall be construed so as to cause Vendor to be liable to or indemnify Purchaser in connection with any representation or warranty contained in section 4.1 if and to the extent that Purchaser did not rely upon such representation or warranty.

Purchaser's Indemnities for Representations and Warranties

Purchaser shall be liable to Vendor for and shall, in addition, indemnify Vendor from and against, all losses, costs, claims, damages, expenses and liabilities suffered, sustained, paid or incurred by Vendor which would not have been suffered, sustained, paid or incurred had all of the representations and warranties contained in section 4.3 been accurate and truthful, provided however that nothing in this section 5.2 shall be construed so as to cause Purchaser to be liable to or indemnify Vendor in connection with any representation or warranty contained in section 4.3 if and to the extent that Vendor did not rely upon such representation or warranty.

Time Limitation

No claim under this Article 5 shall be made or be enforceable by a Party unless written notice of such claim, with reasonable particulars, is given by such Party to the Party against whom the claim is made within a period of twelve (12) months from the Closing Time.

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PURCHASER'S INDEMNITIES

General Indemnity

Purchaser shall be liable to Vendor for and shall, in addition, indemnify Vendor from and against, all losses, costs, claims, damages, expenses and liabilities suffered, sustained, paid or incurred by Vendor which arise out of any matter or thing occurring or arising from and after the Closing Time and which relates to the Assets, provided however that Purchaser shall not be liable to nor be required to indemnify Vendor in respect of any losses, costs, claims, damages, expenses and liabilities suffered, sustained, paid or incurred by Vendor which arise out of breach of Vendor's representations and warranties contained in Clause 4.1 hereunder.

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Abandonment and Reclamation

Purchaser shall see to the timely performance of all abandonment and reclamation obligations pertaining to the Assets which in the absence of this Agreement would be the responsibility of Vendor. Purchaser shall be liable to Vendor for and shall, in addition, indemnify Vendor from and against, all losses, costs, claims, damages, expenses and liabilities suffered, sustained, paid or incurred by Vendor should Purchaser fail to timely perform such obligations.

Environmental Matters

Purchaser shall be liable to Vendor for and shall, in addition, indemnify Vendor from and against, all losses, costs, claims, damages, expenses and liabilities suffered, sustained, paid or incurred by Vendor which pertain to environmental damage or contamination or other environmental problems pertaining to or caused by the Assets or operations thereon or related thereto, however and by whomsoever caused, and whether such environmental damage or contamination or other environmental problems occur or arise in whole or in part prior to, at or subsequent to the Effective Date. Purchaser shall not be entitled to exercise and hereby waives any rights or remedies Purchaser may now or in the future have against Vendor in respect of such environmental damage or contamination or other environmental problems, whether such rights and remedies are pursuant to the common law or statute or otherwise, including without limitation, the right to name Vendor as a third party to any action commenced by any Third Party against Purchaser. Without limiting the generality of the foregoing, such environmental damage or contamination or other environmental problems shall include (i) surface, underground, air, ground water or surface water contamination, (ii) the abandonment or plugging of or failure to abandon or plug any of the Wells, (iii) the restoration or reclamation of or failure to restore or reclaim any part of the Assets, (iv) the breach of applicable government rules and regulations in effect at any time, and (v) the removal of or failure to remove foundations, structures or equipment.

Limitation

Notwithstanding any other provision in this Agreement, Purchaser shall not be liable to nor be required to indemnify Vendor in respect of any losses, costs, claims, damages, expenses and liabilities suffered, sustained, paid or incurred by Vendor in respect of which Vendor is liable to and has indemnified Purchaser pursuant to section 5.1, and Vendor shall not be liable to nor be required to indemnify Purchaser in respect of any losses, costs, claims, damages, expenses and liabilities suffered, sustained, paid or incurred by Purchaser in respect of which Purchaser is liable to and has indemnified Vendor pursuant to section 5.2, in both cases disregarding the time limit set out in section 5.3.

GENERAL

Further Assurances

Each Party will, from time to time and at all times after Closing, without further consideration, do such further acts and deliver all such further assurances, deeds and documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

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Entire Agreement

The provisions contained in any and all documents and agreements collateral hereto shall at all times be read subject to the provisions of this Agreement and, in the event of conflict, the provisions of this Agreement shall prevail. No amendments shall be made to this Agreement unless in writing, executed by the Parties. This Agreement supersedes all other agreements, documents, writings and verbal understandings among the Parties relating to the subject matter hereof and expresses the entire agreement of the Parties with respect to the subject matter hereof.

Governing Law

This Agreement shall, in all respects, be subject to, interpreted, construed and enforced in accordance with and under the laws of the Province of Alberta and the laws of Canada applicable therein and shall, in every regard, be treated as a contract made in the Province of Alberta. The Parties irrevocably attorn and submit to the jurisdiction of the courts of the Province of Alberta and courts of appeal therefrom in respect of all matters arising out of this Agreement.

Enurement

This Agreement may not be assigned by a Party without the prior written consent of the other Party, which consent may be unreasonably and arbitrarily withheld. This Agreement shall be binding upon and shall enure to the benefit of the Parties and their respective administrators, trustees, receivers, successors and permitted assigns.

Time of Essence

Time shall be of the essence in this Agreement.

Notices

The addresses for service and the fax numbers of the Parties shall be as follows:

Vendor -	Geo Fin Financial
Suite 520- Granville St
Vancouver, B.C V6C 1N5
Email: lstephenson@wascomgt.com

Purchaser -	Barrel Energy Inc
Suite 260, 2323 - 32 Ave N.E.
Calgary, Alberta T2E 6Z3
Email : g.sangha@gmx.com

Limit of Liability

In no event shall the liability of Vendor to Purchaser in respect of claims of Purchaser arising out of or in connection with this Agreement exceed, in the aggregate, the Purchase Price, taking into account any and all increases or decreases to the Purchase Price that occur by virtue of the terms of this Agreement.

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Invalidity of Provisions

In case any of the provisions of this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

Waiver

No failure on the part of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any right or remedy in law or in equity or by statute or otherwise conferred. No waiver of any provision of this Agreement, including without limitation, this section, shall be effective otherwise than by an instrument in writing dated subsequent to the date hereof, executed by a duly authorized representative of the Party making such waiver.

Amendment

This Agreement shall not be varied in its terms or amended by oral agreement or by representations or otherwise other than by an instrument in writing dated subsequent to the date hereof, executed by a duly authorized representative of each Party.

Agreement not Severable

This Agreement extends to the whole of the Assets and is not severable without Purchaser's express written consent or as otherwise herein provided.

Confidentiality and Public Announcements

Until Closing has occurred, each Party shall keep confidential all information obtained from the other Party in connection with the Assets and shall not release any information concerning this Agreement and the transactions herein provided for, without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Nothing contained herein shall prevent a Party at any time from furnishing information (i) to any governmental agency or regulatory authority or to the public if required by applicable law, provided that the Parties shall advise each other in advance of any public statement which they propose to make, (ii) in connection with obtaining consents or complying with preferential, pre-emptive or first purchase rights contained in Title Documents and any other agreements and documents to which the Assets are subject, or (iii) to procure the consent of Vendor's lenders.

Counterpart Execution

This Agreement may be executed in counterpart, no one copy of which need be executed by Vendor and Purchaser. A valid and binding contract shall arise if and when counterpart execution pages are executed and delivered by Vendor and Purchaser.

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IN WITNESS WHEREOF the Parties have executed this Agreement as of the day and year first above written.

Geo Fin Consulting Inc.		Barrel Energy Inc.

Per:	/s/ Laurie Stephenson	Per:	/s/ Gurm Sangha
	Laurie Stephenson		Gurm Sangha

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SCHEDULE “A”

“The Assets”

Lands and Leases:

Agreement	Lands / Rights	Assigned WI	Encumbrances
P&NG Lease 124394A	T95 R15 W5M: 11 Petroleum and Natural Gas to base Gilwood	51%	-Crown S/S
P&NG Lease 124394A	T95 R15 W5M: 13, 14 Petroleum and Natural Gas to base Gilwood	51%	-Crown S/S -8% n/c GORR on 51% prod. paid by Rock
P&NG Lease 0503120270	T95 R15 W5M: 15 Petroleum and Natural Gas to base Gilwood	85% BPO (51% APO)	-Crown S/S -12% convertible GORR on 85% prod. paid by Rock

Well:

Well Name	UWI
INVASION ELM BISON 10-15-95-15W5M	102/10-15-095-15W5/00

Rights of First Refusal	None

Facilities	None

Surface Leases	Held by operator, Lone Pine

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